EXHIBIT 99.2

Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

MANAGEMENT DISCUSSION SECTION

Operator: Welcome to Savient’s Third Quarter 2009 Earnings Call. Following management’s prepared remarks, we will hold a question and answer session. [Operator Instructions]. As a reminder, this call is being recorded today, November 5, 2009.

I would now like to turn the conference over to Philip Yachmetz, Senior Vice President and General Counsel for Savient Pharmaceuticals. Please go ahead.

Philip K. Yachmetz, Senior Vice President and General Counsel

Good morning and welcome to Savient Pharmaceuticals’ third quarter 2009 financial results conference call. Yesterday, we issued a press release providing financial results and highlights for the third quarter of 2009. This press release is available on our website at www.savient.com.

Before today’s conference call, I would like to read our Safe Harbor statement. Comments made during this conference call will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

In particular, we need to stress that when we discuss the information regarding the KRYSTEXXA or pegloticase BLA, the pathway and progress forward in our plans to address the issues relating to manufacturing and CMC cited by the FDA in a complete response letter that we received in August 2009, the status of BTG remediation of its 483 deficiencies, any data concerning the efficacy and safety of KRYSTEXXA, our preparations for regulatory submissions for KRYSTEXXA outside the United States, our work with secondary supply sources for KRYSTEXXA and related matters, no inference of the overall success with respect to these matters can be implied as they are subject to a number of risks and uncertainty.

We encourage you to review the company’s filings with the Securities and Exchange Commission, including without limitation, our quarterly report on Form 10-Q, our Annual Report on Form 10-K, and a press release issued by the company on November 4, 2009, which identify important factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contain time-sensitive information that is accurate only as of the date of this live broadcast, November 5, 2009. We undertake no obligation to revise or update any statements to reflect events or circumstances that occur after the date of this conference call.

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

Joining me on the call this morning is David Gionco, our Group Vice President and Chief Financial Officer and Paul Hamelin, our President.

At this time, I’d like to turn the call over to David.

David Gionco, Group Vice President and Chief Financial Officer

Thank you, Philip. Let’s review the financial results for the third quarter and nine months ended September 30, 2009 that we reported in last night’s press release. This press release highlights our financial results and I refer you to our quarterly report on Form 10-Q for more specifics and details. We plan to file our Form 10-Q on Monday, November 9th. The net loss for the third quarter of 2009 was $13.9 million or $0.23 per share compared with a net loss of $18.2 million or $0.34 per share for the third quarter a year ago. Significantly offsetting our net loss for the three months ended September 30, 2009 was a non-cash gain of $11.8 million or $0.19 per share due to a valuation adjustment on our warrants that we issued in connection with our April 2009 registered direct offering. On a non-Generally Accepted Accounting Principles basis, where Generally Accepted Accounting Principles is referred to as GAAP and excluding the $11.8 million valuation adjustment on our warrant liability, our net loss for the third quarter of 2009 was $25.7 million or $0.42 per share compared with a GAAP net loss for the third quarter of 2008 of $18.2 million or $0.34 per share.

The net loss for the first nine months of 2009 was $90.6 million or $1.56 per share compared with a net loss of $60.0 million or $1.12 per share for the first nine months of 2008. We ended the third quarter with $67.5 million in cash and short-term investments. In October 2009, we raised $60.9 million in cash from an underwritten public offering of 4.9 million shares of our common stock.

On a pro forma basis and after giving effect to the offering, we would have had approximately $128.4 million in cash and short-term investments as of September 30, 2009. Looking more closely at the detail, total revenues for the third quarter of 2009 were $300,000, a reduction of $200,000 from the same period in 2008. Revenue in total for the first nine months of 2009 was $2.1 million, consistent with the prior year. Our revenues consist of product sales of Oxandrin, our branded drug that promotes weight gain following involuntary weight loss and oxandrolone, our authorized generic equivalent of Oxandrin. We expect that revenues for Oxandrin and oxandrolone will continue to decline slightly or remain flat in future periods due to increased generic competition and lower overall demand for the product.

Research and development expenses were $17.7 million in the third quarter of 2009, up from $10.9 million in the third quarter of 2008, an increase of $6.8 million. The higher expenses were primarily due to $4.5 million in contingency charges recorded in the third quarter of 2009, relating to obligations under our services

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

agreement with our proposed secondary source supplier of pegloticase, which is the active pharmaceutical ingredient in KRYSTEXXA.

Additionally, research and development expenses were higher than the prior year quarter by $1 million resulting from increased outside laboratory testing services supporting our open label extension study for KRYSTEXXA, as the program was extended to cover a longer time period. Year-to-date, R&D expenses were $42.1 million, $4.3 million higher than 2008. The reasons for this increase are consistent with the reasons just discussed for the three-month period.

Moving over to selling and general and administrative expenses, these costs were $8.5 million in the third quarter of 2009, an increase of approximately $900,000 from the third quarter of 2008. The increase was primarily due to severance expenses related to our plan of termination that reduced our workforce by 25 employees during the third quarter of 2009. Year-to-date selling, general and administrative expenses were $25.4 million, $1.9 million lower than 2008. The decrease is primarily due to lower outside legal fees in the prior year reflecting expenses for Oxandrin-related patent infringement litigation.

To summarize, we believe we are financially well positioned to support the ongoing projects and initiatives required to resubmit our BLA for KRYSTEXXA to the FDA to obtain marketing approval. This concludes the financial portion of the conference call and I’d like to now turn the call over to Paul.

Paul Hamelin, President

Thank you, David. Good morning everyone and thank you for joining us. We would like to review the past quarter’s highlights and boy, what a busy productive quarter it has been, and we’ll also provide an update on the progress that we’ve made towards our resubmission towards obtaining our regulatory approval of KRYSTEXXA or pegloticase for the treatment of chronic gout in patients who are refractory to conventional therapy.

We’d like to begin by reviewing the significant progress milestones we’ve achieved during the third quarter of this year. After concluding a successful Advisory Panel meeting in mid June for the 14 to 1 vote for approval by the Advisory Committee, we began the third quarter with detailed interactions with the FDA on KRYSTEXXA product labeling and post-approval commitments.

On July 30, we received a complete response letter from the FDA, which unfortunately did not clear us for approval, but outlined the open or deficient items related primarily to the CMC issues, which we need to complete in a resubmission, which will lead us to hopefully a potential approval in the third quarter of 2010. The complete response letter, or CRL as we will sometimes refer to it, allowed us to request a Type A meeting with the FDA to discuss the in-depth

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

the deficient items noted by the FDA in the complete response letter. This important meeting occurred in mid September. As we previously discussed in the webcast shortly following the meeting, we obtained alignment and clarity with the FDA and what we believe to be all the issues necessary for a successful resubmission.

Approximately three weeks after this Type A meeting in early October, we received the final written meeting minutes from the FDA confirming and documenting the consensus reached at the meeting in regards to these items necessary for resubmission. The most recent exciting third quarter event was the announcement in early October that we had successfully secured through our public offering of common stock an additional $60.9 million. While we have and we continue to be financially prudent with our operational expenses, obtaining the additional cash resources enables us to further sustain operations and address additional strategic projects. However, please be assured that our company’s primary focus continues and remains to be to seek FDA approval of KRYSTEXXA as rapidly as possible. But now with a stronger balance sheet, we’re able to now re-engage in driving at least two other important strategic activities that we believe will enhance the near-term value of KRYSTEXXA.

During 2009 with reduced resources we had slowed down or stopped our efforts into these strategic projects as we focus exclusively on the FDA approval. We now plan to accelerate the process of engaging a second global source supplier of bulk product and a second fill and finish manufacturer for pegloticase and also return to our plan of action to seek regulatory approvals of KRYSTEXXA in other countries outside the U.S., specifically the EU. Continuing with our busy third quarter highlights, we’ve just returned from participation in the 2009 ACR annual meeting or the American College of Rheumatology Annual Scientific Meeting. We had multiple abstracts and poster papers relating to pegloticase clinical program in the treatment of chronic gout patients for refractory to conventional therapy.

These posters and abstracts, I’m just going to read the titles that will give you an idea of the comprehensive nature of the scientific content that we presented. First was a poster and abstract on the chronic use of pegloticase’s overall safety and efficacy. A second important poster was first application of Computer-Assisted Analysis of Digital Photographs for Assessing Tophus Response Phase 3 studies in pegloticase. A third important poster was improvement in health related quality of life in patients with treatment failure gout treated with pegloticase as measured by SF-6D derived utility.

A fourth important poster was routine serum uric acid monitoring, which predicts antibody-mediated loss of response and infusion reaction risk during pegloticase therapy. And last the cost of treatment failure gout, a claims based analysis. Those five posters were very important and we feel that there was excellent interest and attendance of these poster presentations by practicing clinicians and thought leaders, which signifies the growing attention and awareness of KRYSTEXXA and

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

the need for new treatment options for chronic gout patients for refractory to conventional therapy.

Another milestone in the quarter was the completion of a very in-depth important comprehensive quantitative market research study to quantify the size of the chronic gout patient population for refractory to conventional therapy. These patients of course have failed to normalize their serum uric acid, their signs and symptoms are inadequately controlled with xanthine oxidase inhibitors. Based upon our extensive market research, which included specialists like the rheumatologists and nephrologists, but also included primary care physicians and patients, we believe that the crippling severe chronic gout patient population size is somewhere between 100,000 to 170,000 patients, which is higher than our original estimates from 2006, where we had stated we felt the market was between 25,000 and 100,000 patients.. These patients, as defined by our research criteria, average six or more flares a year, and tophi were present in over 70% of these patients.

Let’s focus for few minutes on our forward path towards resubmission. We continue to believe that we’re well positioned to file the resubmissions with the FDA in the first quarter of 2010, which is the timeframe that we previously stated. The resubmission of KRYSTEXXA BLA will contain the following components. It will contain comparability analytics from three new consecutive validation batches of API and drug substance, which will then be used also as commercial launch material. This resubmission will also contain REMS materials as requested by the FDA. It will also include another markup of the FDAs recommended label. And lastly, a standard clinical safety update.

The product stability data submission, per the recommendation from the FDA, will be provided to the FDA during the review period so as not to hold up or delay our resubmission and it will include six months real-time stability, plus prior stability data from previous production runs demonstrating product stability out for 30 months. The FDA agreed that the total data sets would be considered in determining the shelf life for launch. The FDA requested that we submit the new stability data on these three new batches no later than one month prior to the future PDUFA date.

Over the past several weeks, key members of our manufacturing and quality team have spent a lot of time in Israel working directly with the BTG Israel team as part of our concerted resubmission campaign efforts to address the CMC and manufacturer requirements as identified by the FDA in the complete response letter. Activities at BTG are advancing well and the workplan that was submitted by BTG after the June 2009 inspection. Progress is continuing to address and correct deficiencies cited during this pre-approval inspection of BTG and to-date, we believe the documentation of the correction of these deficiencies will be submitted by BTG to the FDA in advance of our planned resubmission.

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

After the BTG report is submitted to the FDA, and after we file our resubmission in the first quarter 2010, the FDA will then determine if an additional inspection of the facility is necessary. From an operational approach, both BTG and Savient are planning for a reinspection. So we can be as prepared as possible should the FDA decide to reinspect. In our opinion, if a reinspection is needed, we believe there’s adequate time for such an inspection to occur within the review cycle of our resubmission and it should not hold up the resubmission PDUFA approval deadline.

Today, we’d also like to update everyone on the current status of our next important milestone, which is the manufacture of three validation batches of drug product. Recall our manufacturing validation campaign was to return to the pegloticase API manufacturing process using the same concentration of PEG which we had used in manufacturing the Phase 3 product. This manufacturing campaign is advancing in line with our plans and expectations and probably the number one question that we get asked these days is, what is the status of these three batches?

We can confirm today that we’ve completed the physical manufacture of three consecutive Pegloticase API batches using the Phase 3 PEGylation concentration process and we’re pleased with the early, but not yet complete results. We will like to remind everyone that the analytic testing of these three batches is not complete and therefore we cannot make any definitive conclusions as for the quality and comparability of API at this time.

Furthermore, these three batches are currently continuing through our supply chain process and will undergo filling, finishing and final release testing at Enzon in the U.S. and then will be placed immediately up on real-time stability. We’d like to remind everyone that it is the totality of all the analytic testing, in-process and release data and analytics on both the API and the finished product at Enzon that is required to be included in our resubmission. We continue to believe we’re on track for filing a resubmission in the first quarter of 2010. Beyond what we’ve just shared, it would be premature for us to comment or speculate any further on the status of these three important batches.

In summary, our focus will remain on achieving key milestones in order to meet our objectives of obtaining approvals for KRYSTEXXA. We believe we’re in a strong cash position, enabled to sustain ourselves through the regulatory approval process and beyond and we continue to believe that a worldwide partnership for the commercialization of KRYSTEXXA or a broader strategic transaction is needed to unlock future shareholder value.

With that, operator, I would like to turn the call back over to you and open it up for Q&A.

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions]. We’ll take our first question from Kim Lee with Wedbush Securities.

<Q – Kimberly Lee>: Good morning, two questions for you. First is, when will you get the final results from the API batches? And two, can you give us some clarity on how your ongoing discussions have been so far with the FDA through this partner? Thanks.

<A – Paul Hamelin>: Okay, thanks Kim. As we’ve said, we’ve manufactured through API, these three batches and all the analytics that are necessary for the resubmission will be in our hand in this fourth quarter of 2009. So once we have all the analytics in our hand this fourth quarter, we will then put together the resubmission which we intend to resubmit in the first quarter of next year. So, keep in mind again what we’re reporting on today is that we have the three batches, consecutive batches API-manufactured at this point in time.

To your second question about our interactions with the FDA, this third quarter we had tremendous quality time with the FDA to address many, many issues and specifically all the issues that were raised in the complete response letter. At this juncture, the interactions with the FDA are a bit quieter because the responsibility is now on Savient to accrue this data and information and put these documents together to lead us to the resubmission in the first quarter of next quarter, which at that point in time one would expect that our interactions with the agency will increase again.

<Q – Kimberly Lee>: Great. Thanks a lot.

<A – Paul Hamelin>: Thanks Kim.

Operator: Our next question comes from Craig Gordon with Cowen and Company.

<Q – Craig Gordon>: Good morning. Thank you for that update. Just a couple of questions, now that you have produced the three batches, do you have an estimate as to how many further additional batches you can produce prior to the Q3 2010 potential PDUFA date?

<A – Paul Hamelin>: Yeah Craig. We will continue to produce additional batches leading up to a potential third quarter launch and we’ll continue to manufacture later this year and certainly into 2010. We have the adequate time during the resubmission process and review process to produce any additional batches that we feel necessary to prepare us for launch. So, we should be in very good shape.

<Q – Craig Gordon>: Great. And then just in terms of time as you guys have mentioned that you’re exploring a second API locally and filler and also an EU

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

filing. Can you give us some more specifics as to when these milestones can be expected to be achieved especially the EMEA filing? Is that a 2010 event do you think? And thank you.

<A – Paul Hamelin>: Yeah. Craig, let me break that down on second source supply of both product or API. We’ve already done tech transfer from the BTG organization to an organization here in the United States, Diosynth. That tech transfer has occurred. In 2010 Diosynth will run three validation batches in their facility and with the analytics and those three batches, we will use that as an opportunity to do a resubmission to the BLA for the United States and obviously it will also put us in a situation where we could source product potentially not only out of BTG, but out of Diosynth in other markets. As it relates to European filing, we’re still evaluating the timelines for us to complete the conversion of our existing BLA and additional documents for EMEA and we haven’t given specific guidance as to when we think a resubmission or submission to Europe will occur at this point in time. Well, I think we’re optimistic that we can probably get that done in 2010 and will refine that timing here in the future as we coalesce a plan.

<Q – Craig Gordon>: Thanks, great and congratulations on your progress.

Operator: Our next question comes from Collins Stewart, Salveen Kochnover.

<Q – Salveen Kochnover>: Good morning and thanks for taking my questions. In terms of manufacturing the three KRYSTEXXA batches, how long does it take to complete the final validation in fill and finish processes?

<A – Paul Hamelin>: Yeah at this point Salveen, since we have three consecutive API batches complete, we need to move to fill finish that is a relatively short process and timeline. The longer timeline is actually accruing all the analytics to both the API, all the testing and analytics to the API, and to the fill-finish product. So, that’s what we’ll be generating and accruing here in the remaining 60 days of 2009, which will then use and package up for our first quarter of ‘10 resubmission. That’s where we are working, those are the relative timeframes as we go forward.

<Q – Salveen Kochnover>: Okay, and then how long does it typically take to translate a U.S. clinical data fed into an EU regulatory filings?

<A – Paul Hamelin>: It’s more complicated than just converting i.e. language conversion, because you have to put it in different format for Europe. You also have to convert it into metrics. You also have to provide expert reports generated by specialists or thought leaders in Europe. So, it is a more intricate filing that we need to put together, so it’s not just a simple conversion for Europe, whereas in some other markets, around the world it is just a language conversion which potentially makes it easier to file than in other markets.

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

<Q – Salveen Kochnover>: And then just, do you expect R&D and SG&A expense to come in over the next few quarters?

<A – David Gionco>: Salveen, this is David. We don’t normally give specific guidance on where our expenses will be going forward, but with our plan here to move forward with the secondary source supplier and secondary fill finisher we would expect that R&D should be consistent in the next few quarters compared to the last few quarters.

<Q – Salveen Kochnover>: Thank you.

<A – Paul Hamelin>: Thanks, Salveen.

Operator: Our next question comes from Joseph Schwartz with Leerink Swann. Mr. Schwartz, please go ahead.

<A – Paul Hamelin>: Good morning, Joe.

Operator: [Operator Instructions]. With no response, we’ll move on to Andrew Vaino with Roth Capital Partners.

<Q – Andrew Vaino>: Yeah, thanks for taking the call. I was wondering if you could just provide us a niche more color on the marketing survey that you did to establish the market size of 100 to 170k, for example how many physicians does this represent, what were their specialties?

<A – Paul Hamelin>: Yeah, we use a couple of different outside market research organizations that are very well known that many pharmaceutical and biotech companies use. They sized it to give us the statistical accuracy which is why we’re pretty confident in the data that we’re reporting. The specialists that we survey were a large number of rheumatologists, a large number of nephrologists and those are the two principal specialists who will infuse the product once approved. And then we also took this opportunity to (inaudible) significantly to primary care physicians, interns and family practitioners and we did that because we know that there are a lot of patients who are chronic outpatients, who are refractory to conventional therapy, that are in those existing practices as well. And then the third major group, we took this opportunity to actually, to conduct more extensive market research with the patients and that’s important obviously to in order to be able to quantify and triangulate the specialist, the primary care and the patient groups. So it’s on that research that we feel that the market size here for the types of patients that will be eligible candidates hopefully for KRYSTEXXA at launch will be in the range of 100,000 to 170,000 patients. And that is a larger market opportunity than what we expressed a few years ago and a few years ago we just didn’t have as extensive market research as what we do today.

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

<Q – Andrew Vaino>: Can you comment more specifically though on the actual numbers of physicians and the geographic distributions?

<A – Paul Hamelin>: Well the numbers of physicians, you mean the exact number of physicians that we interviewed?

<Q – Andrew Vaino>: Well, plus or minus 25.

<A – Paul Hamelin>: It’s a good question Andrew, I apologize. I don’t know the numbers of those patients or physicians off the top of my head. I am certain, it is over a couple of hundred. I just don’t remember the individual cell set.

<Q – Andrew Vaino>: Okay. Great, thanks.

Operator: And John Newman with Oppenheimer has our next question.

<Q – John Newman>: Hi guys. Thanks for taking the question. I wonder if you could provide some details on whether the analytical methods for both the API and the finished product have been finalized and what types of analytical methods you would be using? Thanks.

<A – Paul Hamelin>: Yeah. So John, the analytic methods, there are many, probably as many as two dozen to three dozen different metrics that we analyze through the course of the API production and then the fill/finish. So it’s numerous and it’s extensive. All of those analytics we have discussed at length with the FDA and was the subject of a lot of our time and energy at our complete response letter and our Type A meeting with the FDA.

So, we are in the process of evaluating all of the output of those analytics, but we don’t have all of the data points from those two to three dozen tests. We do not have all those data points in our possession at this time. We only have a few early analytics in our possession and the remaining analytics will come to us over the next 60 days here. But, rest assured in the next 60 days, we’ll have all the analytics for the API and all the analytics from the drug product, final drug product release and that will form our resubmission backbone.

<Q – John Newman>: Okay. And any update on discussions or thoughts with the agency over the potential REMS program for KRYSTEXXA?

<A – Paul Hamelin>: Yeah the agency was in our complete response letter, which was then confirmed in our face-to-face Type A meeting, was very specific with us on what they want us to do in our REMS program. So, to our thought process today, it’s not ambiguous at all. It’s very specific. The agency wants us to ensure that we can provide a medication guide to all patients who receive KRYSTEXXA therapy and they also are requiring us to provide a very specific communication plan to physicians, meaning uricase physicians being rheumatologists,

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

nephrologists and the infusion center staff. So very specific communication plans to both patients and the prescribing physicians.

So again I think at this point in time, we’ve got a real good handle on what is required. We’ve actually prepared those materials and submitted those materials, per the FDA’s request as part of our briefing book for our Type A meeting, and while the agency at the time didn’t give us detailed responses of the REMS materials that we’ve provided, they did say that we had correctly interpreted what they were intending as -- for our REMS program. So again, I think we’re in very good shape there.

<Q – John Newman>: Okay, great, and just one quick last question. I know that you said previously you don’t really expect a black box in the final label, but given the type of patients that you’ll be treating and the efficacy that the product has demonstrated, do you think it would really have any commercial impact if you did receive a black box?

<A – Paul Hamelin>: Well John, you know at this juncture, certainly we don’t have final agreed label with the FDA. But I can say with some confidence, based on the conversations and the interactions with labels that we have had thus far, there has been no indication that a black box will be in our final label. But again, that could change. From our perspective though, as a company, even if we have a black box to your point, because there is no other therapeutic products or competitives here, we don’t think it’s going to be a barrier at all to the commercialization if we do end up with the black box. So we don’t think one way or the other it has a whole lot of impact, as we go forward. Okay.

<Q – John Newman>: Great, thank you.

<A – Paul Hamelin>: Thanks John.

Operator: Next we have Carol Werther with Summer Street Research.

<Q – Carol Werther>: Thanks for taking the question. I was wondering if you could discuss any of the post marketing studies that the FDA might require you to do?

<A – Paul Hamelin>: Yeah, we talked briefly, webcast or two, and again I’m going to caveat my response Carol, to you at this time, is not finalized, just typically we don’t have a final agreed post approval plan until approval. But certainly, in our conversations that we’ve had with the agency thus far, there’s not been a requirement for a, if you will, a registry. We have had discussions and as we reported earlier, that the agency wants us to conduct a post approval observational trial and collect safety data in that patient population, along with some efficacy data. But certainly that looks to be the direction that the agency has given us at this point in time for a post approval commitment. And I am certain we will probably

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have a few other potential post approval commitments, but I think at this point in time it’s a little bit early and -- to address anything else of those nature. Okay, thanks, Carol.

<Q – Carol Werther>: Thanks.

Operator: Next we go to Joseph Schwartz with Leerink Swann.

<Q – Joseph Schwartz>: I was wondering, if you could give us an update on your work to establish a second manufacturing supplier at Diosynth? And is that something that a strategic transaction would most likely wait until after that, that has seen to be successful or what are your thoughts on that process?

<A – Paul Hamelin>: Well, Joe we have felt for quite a while now, which is that we needed a second API source supplier for a lot of different reasons. One is, as you know, currently our BTG manufacturing facility is in Israel. And we wanted to ensure that we had a second source supply of API in a different region of the world. We also, from a business standpoint, wanted to take the opportunity to ensure that we can continue to get as low a cost of goods as possible in the future. And we believe having a second source supplier like Diosynth, will be able to provide us with lower cost of goods, which is clearly important in the global commercialization of the product.

We – as a result of those kind of strategic reasons, we started year and a half ago with a tech transfer process into Diosynth, that is complete. We were prepared this fall to run validation batches at Diosynth, but because we were in discussions with the FDA and our type A meeting around the analytics and the things necessary for approval, we suspended our activities with Diosynth, meaning we didn’t produce the validation batches, but we will do that next year in 2010. And then we will be able to take that information and the comparability packet that way and use it to submit, hopefully post-approval an application to source product in the United States out of Diosynth as well as BTG.

<Q – Joseph Schwartz>: Okay. And can you also update us on what work you’re doing to advance the EMEA filing? What’re you prepared to do and what would you leave for a potential partner or someone else to take over the reigns on that aspect of the opportunity?

<A – Paul Hamelin>: Well, we have a small team internally here that is working with a larger team of outside consultants and experts who have converted and successfully filed applications in Europe. So that team is working and plotting a timeline and identifying all the components that are necessary for this submission. And we’re going to continue that work. And as I noted earlier, we haven’t given specific guidance as to when we’ll file that next year with the EMEA Health Authority, but we think that’s eminently achievable. And so, we’ll continue on that course.

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Savient Pharmaceuticals, Inc. Company ▲	SVNT Ticker ▲	Q3 2009 Earnings Call Event Type ▲	Nov. 5, 2009 Date ▲

<Q – Joseph Schwartz>: Great. Thanks a lot.

Operator: Our next question will go to Liisa Bayko with JMP Securities.

<Q – Liisa Bayko>: Hi. Thanks for taking the question. I know one of the components of the resubmission is a safety update. Is there anything so far in the safety that you’ve been collecting that is different from what we’ve seen before?

<A – Paul Hamelin>: Liisa, if you’ll recall in the BLA and in the supplement of BLA that we filed this last year and what was discussed at Advisory Committee, was not only our Phase 3, but a significant portion of the open label extension. And that formed the 120 day safety updates. So, as part of any new resubmission, it’s very standard for the agency to ask for any additional safety and clinical or safety and efficacy data that’s been generated since those filings. And that’s basically what we’re doing. Keep in mind, also, that as of the end of June of this year, we don’t have patients being exposed to drug anymore. We still have the open label extension trial ongoing, but all those patients are not on drug, they’re on an observation period. Then we’ll continue to collect the data and the information on those individuals as we go forward.

<Q – Liisa Bayko>: Okay, great. And then just finally could comment on your cash and how you feel about your cash position going into 2010?

<A – Paul Hamelin>: Well, I certainly feel better about our cash position having raised the 60 million that we just did this quarter. And then I’ll let David put some perspective around that.

<A – David Gionco>: Yeah, sure on a pro forma basis, we have as of September 30, 2009, we have approximately $128 million of cash and short-term investments at that time. We believe, based on our current operating plan, we believe that that cash will last and fund our operations for at least the next two years. So, we feel pretty comfortable in that realm right now with the recent financing that took place.

<Q – Liisa Bayko>: Is that assuming a commercial build, or what does that assume?

<A – David Gionco>: No, that assumes our current operating plan, whereby we’re focused on obtaining a strategic partnership, a global partnership and/or other strategic transactions.

<Q – Liisa Bayko>: Okay, that’s helpful. Thank you very much.

<A – Paul Hamelin>: Thanks Liisa.

Operator: Next we’ll go to Eun Yang with Jefferies.

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<Q – Eun Yang>: Thank you for taking my questions. If I missed to this earlier, I apologize. In terms of the six month stability test, have you started?

<A – Paul Hamelin>: Each batch Eun, as we produce the API, we shift to Enzon, Enzon then does final fill/finish, as soon as final fill/finish is complete, it immediately goes up on stability. So we will have the stability data, six months real-time stability, from these three batches, well in advance of our potential PDUFA date. That’s again based on us doing our re-submission in the first quarter of next year, and a potential PDUFA date of third quarter of next year. So we’re in good shape on that stability. And again, I think there’s another very important subtext to that question which is ultimately folks are asking, what’s the shelf life that will come if you get approved and that’s where the importance of the earlier discussions, it’s not just the six months real-time stability of the new three batches, but the agency has agreed that the existing stability data that we’ve already generated on multiple batches, where we demonstrate stability out to 30 months. That will also be part of their thought process in ultimately granting us whatever will be our launch timeframe. So it’s a combination of six months and 30 months from several other batches that will be used to establish our launch shelf life timeframe. So I think we’re confident that we’ll have a very adequate shelf life at launch.

<Q – Eun Yang>: Thanks. So will you submit the six months of stability data sometime first half or at least one month prior to the potential PDUFA date? Or do that be considered as a amendment, so that this could potentially push that PDUFA?

<A – Paul Hamelin>: Yeah Eun, again the FDA suggested this to us. And they suggested that we submit this one month prior to the PDUFA. And clearly, we explored would that somehow cause us to miss the PDUFA and the agency said no. So it was their recommendation for us to do this and what that allows both the company and the FDA, it allows us to do the resubmission early in 2010, and allows them to review the resubmission at the same time we’re generating that stability data and the stability data then, again this is what the FDA wanted, will allow them within a month of PDUFA date to establish a shelf life.

<Q – Eun Yang>: Thank you. And my last question is on the potential comparable product Novartis recently announced a positive data in how to check out patients with marker IL-1 antibody product. Just want to, get your thoughts on how this product you think would think kind of impact or like impact the usage of KRYSTEXXA once approved or how is it going to be relatively positioned to KRYSTEXXA in terms of treating hard to treat gout patients?

<A – Paul Hamelin>: Yeah. Eun, typically, I try to refrain from discussing or talking about other clinical programs and products as I’ve just not as acquainted with the information as what those companies are. But I can say in general, as we look at other gout approaches or gout therapies whether they are on markets today or

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they are in clinical development, the vast majority of them look to be complementary. And if I am correct in recalling that the program that you are speaking about is geared to reducing or dealing with the pain of flares, and so again we would think that would be probably complementary to KRYSTEXXA, because if you recall in our clinical development, when a patient goes on KRYSTEXXA therapy just as if they were going on allopurinol or Uloric, you see an increase in flares in the first few months. And so again we think, potentially another therapeutic approach might be excellent here to reduce the flares in those early months.

<A – Paul Hamelin>: Thank you, Eun.

Operator: We’ll now take a follow-up question from Carol Werther.

<Q – Carol Werther>: Thank you. I was just wondering, could you share with us how many patients you think you will be able treat if and when you are approved in the third quarter next year?

<A – Paul Hamelin>: Carol, we think the size of the market opportunity that reflects the patient population that we studied is in the range of 100,000 to 170,000 patients. We’ve never specifically though identified or said, we think we can treat x amount of those in x amount of time. So, really want to refrain from trying to give any kind of market guidance or projections, but just suffice to say that I think we are confident that the size of the eligible population is just 100 to 170,000 patients and we believe those would be ideal candidates over time for this drug.

<Q – Carol Werther>: Okay, thank you.

<A – Paul Hamelin>: Thanks Carol.

Operator: And there are no further questions at this time. This concludes today’s conference. We do appreciate your participation.

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